Exhibit 99.1

                     International Shipholding Corporation
                         Reports First Quarter Results


    NEW ORLEANS--(BUSINESS WIRE)--April 26, 2006--International Shipholding Corporation (NYSE:ISH) today reported results for the quarter ended March 31, 2006. Net income for the first quarter of 2006 was $2.086 million as compared to $4.093 million for the first quarter of 2005. Net income available to common stockholders for the first quarter of 2006 was $1.486 million after dividends on our preferred stock. The lower 2006 results over the comparable 2005 period are primarily the result of our U.S. flag Coal Carrier being out of service for the entire quarter undergoing repairs and a special survey drydocking as well as the first quarter of 2005 including a gain of $1.225 million on the sale of a cement carrier vessel owned by one of our unconsolidated entities. After completion of repairs, drydocking and repositioning in June, our U.S. flag Coal Carrier will continue the vessel's firm time charter employment.
    During the quarter, the results of our liner services showed some improvement over the comparable quarterly period as did our time charter segment, excluding the aforementioned results of the U.S. flag Coal Carrier, reflecting the addition of our fifth U.S. flag Pure Car/Truck carrier.
    The Company's Contract of Affreightment segment results were satisfactory for the quarter, while our Mexican Rail/Ferry segment which, even though it experienced limited service in the beginning of the quarter, reported improved results from an increase in volume and higher rates.
    Depreciation expense was higher in the first quarter of 2006 as a result of capital improvements on one of our LASH vessels and the two vessels used in our Rail/Ferry service.
    Interest expense increased as a result of the financing on the Company's U.S. flag Pure Car/Truck carrier placed in service during the fourth quarter of 2005 and our investment in our Rail/Ferry terminal in the U.S. Gulf.
    During the quarter we experienced gains of $301,000 from the sale of marketable securities held in the investment portfolio of our captive insurance company.
    Our income tax benefit for the first quarter of 2006 reflects the net losses in the quarter of our U.S. flag Coal Carrier and Mexican Rail/Ferry service at the statutory rate offset slightly by the provisions on the results of our international U.S. flag operations taxed at the lower tonnage tax rate.
    Certain statements made in this release on our behalf that are not based on historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about future events and are therefore subject to risks and uncertainties. We caution readers that certain important factors have affected and may affect in the future our actual consolidated results of operations and may cause future results to differ materially from those expressed in or implied by any forward-looking statements made in this release on our behalf. A description of certain of these important factors is contained in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.
    The common stock of International Shipholding Corporation is traded on the New York Stock Exchange with the symbol ISH. The Company's preferred stock is traded on the NYSE with the symbol "ISH Pr".
    Unaudited results for the period indicated along with prior year results are (in thousands except share and per share data):


                                                 Three Months Ended
                                                March 31,   March 31,
                                                  2006        2005
                                               ----------  ----------
Revenues                                       $   68,330  $   68,823

Operating Expenses:
     Voyage Expenses                               55,863      54,261
     Vessel and Barge Depreciation                  5,729       5,423
                                               ----------  ----------

Gross Voyage Profit                                 6,738       9,139
                                               ----------  ----------

Administrative and General Expenses                 4,266       4,216
(Gain) Loss on Sale of Other Assets                    (5)        (54)
                                               ----------  ----------
     Operating Income                               2,477       4,977
                                               ----------  ----------

Interest and Other:
     Interest Expense                               2,868       2,543
     Gain on Sale of Investment                      (301)          -
     Investment Income                               (456)       (285)
                                               ----------  ----------
                                                    2,111       2,258
                                               ----------  ----------

Income from Continuing Operations Before
 (Benefit) Provision for Income Taxes and
 Equity in Net Income of Unconsolidated
 Entities                                             366       2,719
                                               ----------  ----------

(Benefit) Provision for Income Taxes                 (736)        475
                                               ----------  ----------

Equity in Net Income of Unconsolidated Entities
 (Net of Applicable Taxes)                            984       2,179
                                               ----------  ----------
Income from Continuing Operations                   2,086       4,423
                                               ----------  ----------

Loss from Discontinued Operations
 (Net of Applicable Taxes)                              -        (330)
                                               ----------  ----------

Net Income
                                               $    2,086  $    4,093
                                               ==========  ==========

Preferred Stock Dividends                             600         567
                                               ----------  ----------

Net Income Available to Common Stockholders    $    1,486  $    3,526
                                               ==========  ==========

Basic and Diluted Earnings Per Common Share:
  Net Income Available to Common Stockholders
          Continuing Operations                $     0.24  $     0.63
          Discontinued Operations                       -       (0.05)
                                               ----------  ----------
                                               $     0.24  $     0.58
                                               ==========  ==========

Weighted Average Shares of Common Stock
 Outstanding:
     Basic                                      6,106,418   6,082,887
     Diluted                                    6,132,584   6,111,906



    CONTACT: International Shipholding Corporation
             Erik F. Johnsen, 504-529-5461
             or
             Niels M. Johnsen, 212-943-4141